As filed with the Securities and Exchange Commission on July 24, 1998.
                             Registration No. 333-57769
                                              ---------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                             AMMENDMENT NUMBER 1 TO
                                    Form S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                               HOOPER HOLMES, INC.
             (Exact name of registrant as specified in this charter)

         New York                                     22-1659359
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization.)
                                170 Mt. Airy Road
                         Basking Ridge, New Jersey 07920
                                 (908) 766-5000
            (Address, including zip code, and telephone number of
                         Principal Executive Offices)
              --------------------------------------------------

                           Robert William Jewett, Esq.
                                170 Mt. Airy Road
                         Basking Ridge, New Jersey 07920
                                 (908) 766-5000
            (Name, address and telephone number of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, please check the following box. [X]

CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
Title of Each Class       Amount to be       Proposed Maximum       Proposed Maximum            Amount of
   of Securities           Registered         Offering Price       Aggregate Offering       Registration Fee
 to be Registered                                Per Unit                 Price
--------------------------------------------------------------------------------------------------------------
   Common Stock              500,000            $23.3125 (1)         $11,656,250 (1)          $3,438.59 (1)
--------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457, based upon the average of the high and low sales prices of the common stock of the registrant as reported on the American Stock Exchange on June 23, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             ----------------------

PROSPECTUS
----------

                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920
                                (908) 766-5000

                     -------------------------------------

                                 500,000 Shares
                                 of Common Stock
                                ($.04 Par Value)

                      -------------------------------------

The 500,000 shares of common stock, $.04 par value per share (the "Common Stock"), of Hooper Holmes, Inc. (the "Company") covered by this Prospectus are being offered by certain shareholders of the Company (the "Selling Shareholders") in connection with the exercise of options granted or to be granted under the Hooper Holmes, Inc. 1997 Director Option Plan and the Hooper Holmes, Inc. 1997 CEO Stock Option Agreement (collectively, the "Plans"). No part of the proceeds of the sale of the shares of Common Stock will be received by the Company. This Prospectus also covers such additional shares that may be issued upon the exercise of options pursuant to the Plans' anti-dilution provisions, in the event of a stock dividend, split-up, recapitalization, reorganization or similar change in the Common Stock.

The Company's Common Stock is traded on the American Stock Exchange under the symbol "HH". On July 22, 1998, the closing price per share of the Common Stock, as reported on the American Stock Exchange, was $23.50 per share.

The Selling Shareholders have advised the Company that they propose to offer, from time to time, all or part of the shares of Common Stock on the American Stock Exchange in ordinary brokerage transactions, in negotiated transactions, or otherwise, at such prices and on such terms as may be obtainable and satisfactory to such Selling Shareholders. No underwriting discounts or commissions will be paid other than normal brokerage commissions and fees which will be payable by the Selling Shareholders. All expenses of registration incurred in connection with this offering will be borne by the Company. No sales or distributions other than as described herein will be effected until this Prospectus shall have been appropriately amended or supplemented. See "Plan of Distribution."
-----------------------------------------
             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
               STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                   -----------------------------------------

                  The date of this Prospectus is July ___, 1998

Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction in which such offer or solicitation may be unlawful.


                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York.

Additional information concerning the Company and the securities offered hereby is contained in the Registration Statement on Form S-3, of which this Prospectus is a part, filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Statements made in this Prospectus concerning the contents of the documents included in the Registration Statement and Exhibits are not necessarily complete, and such statements are qualified in their entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission (File No. 1-9972) are incorporated herein by reference:

       (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997.
       (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
       (3) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Annual Report on Form 10-K.
       (4) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed by the Company together with all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the shares offered hereby have been sold or which deregisters all shares remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so supplemented, modified or superseded shall not be deemed to constitute a part of this Prospectus.

The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests for such information should be addressed to Robert William Jewett, Secretary, Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920; telephone (908) 766-5000.


                                   THE COMPANY

The Company, a New York corporation, is the nation's leading provider of alternate-site health information. Serving all 50 states, the Company's network of experienced medical professionals conducts physical examinations, testing and personal health interviews, primarily for the life and health insurance industry. Information gathered in these activities is used by insurance underwriters to assess risks and make informed decisions.

The Company's executive offices are located at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, and its telephone number is (908) 766-5000.

                                 USE OF PROCEEDS

The Company will not realize any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders.


                              SELLING SHAREHOLDERS

The Selling Shareholders who are offering the shares of Common Stock pursuant to this Prospectus are officers and other "control persons" of the Company who have been granted or may in the future be granted options under the Plans. These Selling Shareholders obtained the shares of Common Stock offered hereby through the exercise of such options. Such shares were registered by the Company under the Securities Act on a Form S-3 Registration Statement filed with the Commission.

The following table sets forth the name of each Selling Shareholder, the number of shares of Common Stock beneficially owned by each Selling Shareholder as of June 26, 1998, the number of shares of Common Stock offered by each such Selling Shareholder pursuant to this Prospectus, and the number of shares and percentage of the outstanding Common Stock to be owned by each such person after the completion of this offering. This information is based upon data supplied to the Company by each Selling Shareholder.


Selling Shareholder     Number of Shares        Number of             Number of Shares         Percentage Owned
Relationship to         Beneficially Owned      Shares Offered        Beneficially Owned       After Offering
Company                 Prior to Offering                             After Offering
James M. McNamee (1)      626,939 (3)           200,000 (5)              546,939 (7)                 3.82%
Benjamin A. Currier (2)    15,380 (4)            50,000 (6)                5,380                      .03%
John E. Nolan (2)          20,000 (4)            50,000 (6)               10,000                      .07%
Kenneth R. Rossano (2)    378,188 (4)            50,000 (6)              368,188                     2.59%
Quentin J. Kennedy (2)     17,000 (4)            50,000 (6)                7,000                      .04%
Elaine L. Rigolosi (2)     12,100 (4)            50,000 (6)                2,100                      .01%

                              PLAN OF DISTRIBUTION

The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares of Common Stock offered hereby, from time to time, on the American Stock Exchange, and that sales will be made at prices prevailing at the time of such sales. The Selling Shareholders may also make sales directly, or through a broker or brokers, or in negotiated transactions at prices and on terms obtainable and satisfactory to such Selling Shareholders.

---------------------------
      (1)     Chairman of the Board, President and Chief Executive Officer.

      (2)     Director

      (3)     Includes 456,000 shares underlying currently exercisable options.

      (4)     Includes 10,000 shares underlying currently exercisable options.

      (5) Includes 120,000 shares of options not presently exercisable but which, when exercised, are registered to be sold pursuant to this prospectus.

      (6) Includes 40,000 shares of options not presently exercisable but which, when exercised, are registered to be sold pursuant to this prospectus.

      (7)     Includes 256,000 shares underlying currently exercisable options.

The Selling Shareholders, and the brokers through whom sales of the shares of Common Stock are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, any profits realized by the Selling Shareholders or such brokers on the sale of such shares may be deemed to be underwriting commissions.


                                  LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon by Steptoe & Johnson LLP, Washington, D.C.


                                     EXPERTS

The consolidated financial statements of Hooper Holmes, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on consolidated financial statements of Hooper Holmes, Inc. issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.    Other Expenses of Issuance and Distribution

         Registration fee                            $  3,438.59
         Legal fees                                     5,000.00 *
         Accounting fees                                1,600.00 *
         Printing                                       1,500.00 *
         Miscellaneous                                    461.41 *
                                                     -----------

                                    TOTAL            $ 12,000.00
                                                     -----------

*Estimated



All of the expenses are being paid by the Registrant.


Item 15.  Indemnification of Directors and Officers

Sections 722 and 723 of the General Business Corporation Law of the State of New York grant corporations the power to indemnify their directors and officers in accordance with the provisions therein set forth.

Article X of the by-laws of the registrant provides as follows:


                                 Indemnification

The Corporation shall (a) indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, and/or with any approval therein, and (b) indemnify any person made, or threatened to be made, a party to any action or proceeding, other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or served any other Corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, in each case to the fullest extent permissible under Sections 721 through 726 of the New York Business Corporation Law or the indemnification provisions of any successor statute.

The Company has entered into indemnity agreements with certain of its executive officers and directors. Each such Indemnity Agreement provides for indemnification to the fullest extent permitted by New York law against (i) in the case of third party Proceedings (as defined in the Agreements), all Expenses (as defined in such Agreements, and including attorneys fees), judgments, fines and penalties actually and reasonably incurred in connection with the defense or settlement of a Proceeding, and (ii) in the case of a Proceeding by or in the right of the Company, amounts paid in settlement and all Expenses actually and reasonably incurred in connection with the defense or settlement of a Proceeding, in either case on account of service as an officer or director of the Company, or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (as defined in the Agreements). The Company's obligations under each Agreement continue in force even though the officer and/or director may have ceased to be an officer or director and inure to the benefit of the heirs and personal representatives of the officer and/or director. However, the Agreements provide that such officer and/or director is not entitled to indemnity unless
(i) with respect to third party Proceedings, the officer and/or director acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, and (ii) with respect to Proceedings by or in the right of the Company, the officer and/or director acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Company, except that in no case shall indemnification be made in this case in respect of (1) a threatened action or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought (or, if no action was brought, any court of competent jurisdiction) determines upon application that, in view of all the circumstances of the case, the officer and/or director is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In any case, an officer and/or director who is successful on the merits or otherwise in the defense of any Proceeding or in the defense of any claim, issue or matter therein (including the dismissal of an action without prejudice) shall be indemnified against all Expenses incurred in connection therewith.


Item 16.  Exhibits

          5.1    Opinion of Steptoe & Johnson LLP

         23.1 Consent of Steptoe & Johnson LLP (included in the opinion filed as Exhibit 5.1).

         23.2    Consent of KPMG Peat Marwick LLP

         24.1    Powers of Attorney (contained on the signature page)

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.
                 ---- ----

Indemnification
---------------

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on July 24, 1998.


                                HOOPER HOLMES, INC.



                            By: /s/ James M. McNamee
                                ----------------------------
                                James M. McNamee
                                Chairman of the Board,
                                President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James
M. McNamee and Robert William Jewett, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign any post-effective amendments to this Registration Statement, and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission under the Securities Act of 1933, grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies, approves and confirms all that each of such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                      Title                                           Date
---------                                      -----                                           ----
 /s/ James M. McNamee              Chairman of the Board, President,                       July 24, 1998
------------------------------     and Chief Executive Officer
James M. McNamee


 /s/ Fred Lash                     Senior Vice President,                                  July 24, 1998
------------------------------     Chief Accounting and Financial
Fred Lash                          Officer and Treasurer


 /s/ G. Earle Wight                Senior Vice President and                               July 24, 1998
------------------------------     Director
G. Earle Wight


 /s/ Benjamin A. Currier           Director                                                July 24, 1998
------------------------------
Benjamin A. Currier


------------------------------     Director                                                July   , 1998
John E. Nolan


 /s/ Kenneth R. Rossano            Director                                                July 24, 1998
------------------------------
Kenneth R. Rossano


 /s/ Quentin J. Kennedy            Director                                                July 24, 1998
------------------------------
Quentin J. Kennedy


 /s/ Elaine L. Rigolosi            Director                                                July 24, 1998
------------------------------
Elaine L. Rigolosi

                                  EXHIBIT INDEX


Exhibit Number                 Description of Exhibit
--------------                 ----------------------

    5.1                        Opinion of Steptoe & Johnson LLP

   23.1 Consent of Steptoe & Johnson LLP (included in the opinion filed as Exhibit 5.1)

   23.2                        Consent of KPMG Peat Marwick LLP

   24.1                        Powers of Attorney (included on signature page)